Exhibit 99(a)(1)(A)

LYRIS, INC.

OFFER TO EXCHANGE CERTAIN

OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options and your withdrawal rights will expire at 5:00 p.m., Pacific Time, on April 23, 2012, unless extended by

Lyris (the “Expiration Date”)

Lyris, Inc., a Delaware corporation (“Lyris,” the “Company,” “we,” “us,” or “our”) is offering, for compensatory purposes, to eligible U.S. employees of Lyris and its subsidiaries the right to exchange (the “Option Exchange Program”) all outstanding options to purchase shares of our common stock granted prior to November 18, 2011 and having an exercise price equal to or greater than $4.95 per share (“Eligible Options”) granted under the Lyris, Inc. 2005 Equity-Based Incentive Plan (the “Plan”) for new nonqualified stock options (the “New Options”) to be granted under the Plan upon the terms and subject to the conditions set forth in this Offer to Exchange.

Please note that on March 12, 2012, the Company effected a reverse stock split of its common stock at a ratio of 1-to-15. Unless otherwise indicated, all share numbers and exercise prices in this Offer Exchange have been adjusted accordingly to reflect post-split share numbers and exercise prices.

Participation in the Option Exchange Program is voluntary. You are not required to accept this offer to exchange your Eligible Options for New Options (the “Exchange Offer”). If you elect to tender your Eligible Options for exchange on the terms and subject to the conditions described in this document and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options tendered for exchange and for each Eligible Option tendered for exchange, you will receive a New Option grant for an equivalent number of shares under a new option agreement between you and us. The New Options will be granted on the first trading date after the date the Eligible Options accepted for exchange are cancelled pursuant to this Exchange Offer (the “Replacement Grant Date”).

The Option Exchange Program is not conditioned upon a minimum number of Eligible Options being tendered for exchange. However, consummation of the Exchange Offer and the grant of New Options is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Option Exchange Program”) of this Offer to Exchange.

If you participate in the Option Exchange Program, each Eligible Option you properly tender under the program will entitle you to receive a New Option for an equivalent number of shares.

If you tender more than one Eligible Option grant, New Options will be granted in the Exchange Offer therefor on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $4.95 (split adjusted) per shares, and an Eligible Option grant to purchase 500 shares, with an exercise price of $7.50 (split adjusted) per share, you will be entitled to receive two New Options to purchase 1,000 shares and 500 shares, respectively, each with an exercise price per share equal to $1.575. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option.

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Some key features of the New Options will include:

•	The exercise price of the New Options will be $1.575, which exercise price was determined and approved by our Board of Directors;

•	The New Options will be nonqualified stock options;

•	The New Options will vest over four years, with 25% of the total number of shares subject to a New Option grant vesting on November 18, 2012 and 6.25% of total number of shares subject to a New Option grant for each quarter thereafter;

•	The New Options will have a ten-year term; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.

To be eligible to participate in the Option Exchange Program, you must be employed with us continuously through the offering period and to receive New Options you must be employed with us on the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status or rights as an employee. If you are employed in the U.S., your employment remains at-will.

See “Risk Factors Related to the Option Exchange Program,” for a discussion of risks that you should consider before participating in the Option Exchange Program.

Shares of our common stock are traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “LYRI.OB.” On March 23, 2012, the last sale price of our common stock as reported on OTCBB was $2.20 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS.

IMPORTANT

If you choose to participate in the Option Exchange Program, you must properly complete and sign a paper election form for all of your Eligible Options and fax your election form to (925) 886-8822, attention: Global Shares or email your election form to lyris@globalshares.com on or before 5:00 p.m., Pacific Time, on April 23, 2012. If we do not receive your election by such time and date, you will be deemed to have rejected the Exchange Offer. To obtain a paper election form, please contact Global Shares by email at lyris@globalshares.com. Your election must be received by us before 5:00 p.m., Pacific Time, on April 23, 2012 (or a later expiration date if we extend the time you have to elect to participate in the Option Exchange Program). Elections not received by us by 5:00 p.m., Pacific Time, on April 23, 2012, even if sent prior to the Expiration Date, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If we do not receive your election by the Expiration Date, you will be deemed to have rejected the Exchange Offer. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies any documents relating to this Exchange Offer) to Global Shares by email to lyris@globalshares.com.

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The Option Exchange Program is only available to U.S. employees of Lyris and its subsidiaries. We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

Although the Compensation Committee of our Board of Directors has approved the Option Exchange Program, neither we, the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to exchange your Eligible Options.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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TABLE OF CONTENTS

Summary Term Sheet:	1

General Questions About the Option Exchange Program	1
Specific Questions About the Exchanged Options	4
Specific Questions About the New Options	5

Risk Factors Related to the Option Exchange Program	6

Introduction	7

The Option Exchange Program:	8

1. Number of Options; Expiration Date	8
2. Purpose of the Option Exchange Program	9
3. Procedures for Participating in the Option Exchange Program	10
4. Withdrawal Rights	11
5. Acceptance of Options for Exchange and Issuance of New Options	11
6. Conditions of the Option Exchange Program	12
7. Price Range of Common Stock Underlying the Options	14
8. Source and Amount of Consideration; Terms of New Options	14
9. Information Concerning Lyris	15
10. Interests of Directors and Officers; Transactions or Arrangements Concerning Eligible Options; Agreements Involving Lyris’s Securities	18
11. Status of Options Acquired By Us in the Option Exchange Program; Accounting Consequences of the Option Exchange Program	19
12. Legal Matters; Regulatory Approvals	20
13. Material United States Tax Consequences	20
14. Extension of the Option Exchange Program; Termination; Amendment	21
15. Fees and Expenses	22
16. Additional Information	22
17. Miscellaneous	23

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering, for compensatory purposes, to eligible U.S. employees of Lyris and its subsidiaries (see Question 3 below) the right to exchange all outstanding options to purchase shares of Lyris common stock granted prior to November 18, 2011 and having an exercise price equal to or greater than $4.95 per share granted under its 2005 Equity-Based Incentive Plan (the “Plan”) prior to the commencement of the Option Exchange Program (the “Eligible Options”) for new nonqualified options to be granted under the Plan upon the terms and subject to the conditions described in further detail below (the “New Options”).

Q2.	WHY IS LYRIS IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase an equal number of shares, with a new exercise price per share equal to $1.575, which new exercise price was determined and approved by our Board of Directors.

We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better retention and performance incentives for our employees and will maximize the value of our common stock for our current stockholders. Achievement of these goals cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market and other factors beyond our control.

Q3.	WHO IS ELIGIBLE TO PARTICIPATE?

Any employee of Lyris, Inc. and its subsidiaries, who lives in the U.S. (an “Eligible Employee”) and is continuously employed by us during the period beginning on March 26, 2012 and ending at 5:00 p.m., Pacific Time, on April 23, 2012 (or a later date if we extend the time you have to elect to participate in the Option Exchange Program (the “offering period”)), and who holds outstanding and unexercised stock options granted under the Plan prior to the November 18, 2011 with an exercise price equal to or greater than $4.95 is eligible to participate in the Option Exchange Program. Eligible Employees must be employed by us on the Replacement Grant Date to receive New Options.

Q4.	ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

As discussed in Question 3 above, only our current U.S. employees holding Eligible Options may participate in the Option Exchange Program.

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Q5.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

You may decide to exchange one or more of your Eligible Option grants for a New Option. Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase an equal number of shares.

The New Option will be granted under the Plan on the first trading day following the date that we cancel the eligible options accepted for exchange pursuant to the Exchange Offer (the “Replacement Grant Date”) and at an exercise price equal $1.575. The New Option will be a nonqualified stock option, have a ten-year term and vest over four years, with 25% of the total number of shares subject to a New Option grant vesting on November 18, 2012 and 6.25% of total number of shares subject to a New Option grant for each quarter thereafter. The other terms of the New Option will be substantially the same as the Eligible Option tendered for exchange under the Option Exchange Program.

If you tender more than one Eligible Option grant, New Options will be granted in exchange therefor on a grant-by-grant basis under the Option Exchange Program For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $4.95 per shares, and an Eligible Option grant to purchase 500 shares, with an exercise price of $7.50 per share, you will be entitled to receive two New Options to purchase 1,000 shares and 500 shares, respectively, each with a new exercise price of $1.575.

In addition, if you elect to exchange an Eligible Option, you must exchange the entire option; you may not exchange only part of an Eligible Option. For example, if you hold an Eligible Option for 4,500 shares with an exercise price of $7.50 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares).

Q6.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete, sign and return an election to exchange one or more of your Eligible Options for New Options no later than 5:00 p.m., Pacific Time, on April 23, 2012, or a later date if we extend the offering period (the latest such date and time, the “expiration date”).

You have the right to withdraw any Eligible Options that you have elected to exchange at any time before the expiration date. See Question 12 for a more detailed discussion of your withdrawal rights.

We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such Eligible Options promptly after the expiration date.

Q7.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF LYRIS’S OUTSTANDING OPTIONS?

No. The Option Exchange Program applies only to outstanding options granted under the Plan prior to November 18, 2011 with exercise prices equal to or greater than $4.95 per share.

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Q8.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future equity awards.

Q9.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS I ELECT TO TENDER?

If you elect to participate, only the Eligible Options you have elected to tender on the election form returned to us by the deadline will be cancelled on the expiration date.

Q10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I ELECT TO PARTICIPATE?

The deadline to elect to participate in the Option Exchange Program is 5:00 p.m., Pacific Time, on April 23, 2012, unless we extend the offering period. To participate, you must complete, sign and return to us an election to exchange one or more of your Eligible Options before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended. If we decide to extend the deadline to elect to participate in the Option Exchange Program, we will announce the extension no later than 9:00 a.m., Pacific Time, on the first business day following the previously scheduled expiration date. If we do extend the deadline, you must make your online election before the extended expiration date and time.

Q11.	WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS BY THE DEADLINE?

If you do not elect to exchange your Eligible Options through completing, signing and returning to us the election form by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q12.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

You may withdraw your election to participate in the Option Exchange Program at any time before 5:00 p.m., Pacific Time, on April 23, 2012, unless we extend the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must properly complete, sign and return to us a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw prior to 5:00 p.m., Pacific Time, on April 23, 2012. Once you have withdrawn your election to tender one or more Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 6.

Q13.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATING IN THE OPTION EXCHANGE PROGRAM?

If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option.

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We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

Please see Section 13, “Material United States Tax Consequences” below for more information.

Q14.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

The decision to participate in the Option Exchange Program is each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and the performance of our own business and stock price. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Q15.	WHAT DOES THE COMPANY AND THE BOARD OF DIRECTORS THINK OF THE STOCK OPTION EXCHANGE PROGRAM?

Although the Compensation Committee of the Board of Directors has approved the Option Exchange Program, neither we nor the Compensation Committee of our Board of Directors, nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q16.	HOW DO I FIND OUT HOW MANY ELIGIBLE OPTIONS I HAVE AND WHAT THEIR EXERCISE PRICES ARE?

You can at any time confirm the number of existing stock options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information by contacting Global Shares at by email at lyris@globalshares.com.

Q17.	WHICH OPTIONS CAN BE EXCHANGED?

Only outstanding and unexercised options granted prior to November 18, 2011 and that have an exercise price equal to or greater than $4.95 per share may be tendered for exchange under the Option Exchange Program.

Q18.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

No. The Option Exchange Program only pertains to outstanding Eligible Options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and may not be tendered for exchange under the Option Exchange Program. However, if you have partially exercised an Eligible Option grant, the remaining outstanding unexercised portion of the Eligible Option grant may be tendered for exchange. For example, if you exercise an Eligible Option during the offering period for the Exchange Offer, the portion of the Eligible Option that you exercised will not be eligible for the Exchange Offer.

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Q19.	CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION ONLY AS TO CERTAIN SHARES?

No. If you elect to exchange an Eligible Option, you must exchange the entire unexercised portion of the option; you may not exchange only part of an Eligible Option. For example, if you have an option grant for 4,500 shares with an exercise price of $7.50 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares). Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion.

Q20.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO THE ELIGIBLE OPTIONS THAT I TENDER FOR EXCHANGE?

If you properly complete, sign and return to us an election to exchange one or more of your Eligible Options under the Option Exchange Program by the expiration date, we will cancel all of your outstanding Eligible Options that you have elected to exchange.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q21.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?

Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase an equal number of shares.

Q22.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise price of the New Options will equal $1.575. On November 21, 2011, we sold a significant number of shares of our common stock to a trust, the investments of which are controlled by William T. Comfort, III, Chairman of our Board of Directors, at a purchase price of $0.105 (pre-split) or $1.575 (post-split) per share. The Board of Directors determined that the appropriate price for the exercise price of the New Options is $1.575, which is equal to the per share purchase price of our recent transaction with the trust.

Q23.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

New Options will vest over four years, with 25% of the total number of shares subject to a New Option vesting on November 18, 2012 and 6.25% of total number of shares subject to a New Option for each quarter thereafter. For example, if you are granted a New Option for 10,000 shares, 2,500 shares will vest on November 18, 2012 and 625 shares would vest on February 18, 2013 and for each quarter thereafter, until the New Option is fully vested.

Q24.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

Except for the new exercise price, change in vesting, change in term, the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer.

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Q25.	WHEN WILL WE GRANT THE NEW OPTIONS?

We will grant the New Options on the Replacement Grant Date. If we cancel Eligible Options elected for exchange on April 23, 2012, the Replacement Grant Date of the New Options will be April 24, 2012, which is the first trading day following the cancellation date of the Eligible Options.

Q26.	WHAT IS THE EXPECTED TIMELINE OF THE OPTION EXCHANGE PROGRAM?

We currently expect the timeline of the Option Exchange Program to be:

— March 26, 2012	Offering Period begins

— April 23, 2012	Offering Period ends at 5:00 p.m., Pacific Time, unless extended by us

RISK FACTORS RELATED TO THE OPTION EXCHANGE PROGRAM

Participation in the Option Exchange Program involves a number of potential risks and uncertainties, including the material risks described below. You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this document, and we encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Risks Related to the Option Exchange Program

The New Options will be subject to a new four-year vesting schedule. This means that if your employment with us terminates during the new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.

If you elect to participate in the Option Exchange Program, the vesting of each New Option issued to you will be subject to a four-year vesting schedule. This means that you will be required to continue working for us for four years after the date on which your New Option is granted to be fully vested in the New Option. If your employment terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if your surrendered option had been fully vested.

You should carefully consider the current vesting of your Eligible Options, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered, it is possible that you would have received more value by retaining your Eligible Option.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

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Risks Related to Our Business

Our business is subject to many risks and uncertainties, which may affect our future financial performance. These risks include, among others:

•	We were not profitable in fiscal year 2011 or 2010 and there can be no assurance that we will generate net income in subsequent periods.

•	We may need to raise additional capital to achieve our business objectives, which could result in dilution to existing investors or increase our debt obligations.

•	We may not be able to obtain funding, obtain funding on acceptable terms or obtain funding under our current credit facility because of the deterioration of the credit and capital markets.

•	The online direct marketing industry is highly competitive, and if we are unable to compete effectively, the demand for, or the prices of, our services may decline.

•	Our operating results fluctuate due to many factors that make our future results difficult to predict and could cause our operating results to fall below expectations.

•	If we fail to market new features and migrate customers to new versions of our system, our products and services may become obsolete or less competitive.

•	The majority of our hosted services are sold pursuant to short-term subscription agreements, and if we are unable to retain existing customers or to grow our customer base by adding new customers, our operating results will be adversely affected.

You should carefully review “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2011 filed with the SEC on September 21, 2011, which is incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Options.

INTRODUCTION

Lyris, Inc. is offering to Eligible Employees the right to exchange all outstanding options to purchase shares of our common stock granted prior to November 18, 2011 and having an exercise price equal to or greater than $4.95 per share granted under the Plan for an equal number of new nonqualified stock options that we will grant under the Plan.

The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange.

If you elect to exchange all or some of your Eligible Options as described in the Offer to Exchange and if your Eligible Option(s) are accepted for exchange, each Eligible Option so tendered will be cancelled and you will be granted a New Option for an equivalent or lesser number of shares, depending on the exercise price of the Eligible Option tendered (as described below), under a new option agreement between you and us.

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Some key features of the New Options will include:

•	The exercise price of the New Options will equal $1.575, which exercise price was determined and approved by our Board of Directors;

•	The New Options will be nonqualified stock options;

•	The New Options will have a term of ten years;

•	The New Options vest over four years, with 25% of the total number of shares subject to a New Option grant vesting on November 18, 2012 and 6.25% of total number of shares subject to a New Option grant for each quarter thereafter; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled Eligible Options.

To receive a New Option grant, you must be continuously employed with us through the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.

We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering the Option Exchange Program on a voluntary basis to allow our Eligible Employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options. The shares of common stock subject to those Eligible Options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for equity grants under our Plan.

As of March 23, 2012, options to purchase 381,035 shares of our common stock were eligible for exchange under the proposed Stock Option Exchange Program.

THE OPTION EXCHANGE PROGRAM

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all outstanding Eligible Options that are properly tendered for exchange and not withdrawn in accordance with Section 4 before the “expiration date,” as defined below, for new nonqualified stock options to purchase common stock under the Plan at an exercise price per share equal to $1.575, which exercise price was determined and approved by our Board of Directors.

For each Eligible Option properly tendered by you and accepted for exchange by us, you will be entitled to receive a New Option to purchase an equal number of shares of our common stock covered by the Eligible Options, subject to adjustments for any stock splits, stock dividends and similar events. The New Option will be subject to the terms of the Plan, as applicable, pursuant to a new option agreement between us and you.

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Any Eligible Employee employed with us continuously during the period beginning on March 26, 2012 and ending on the expiration date and who holds outstanding stock options granted under the Plan prior to November 18, 2011 and that have exercise prices equal to or above 4.95 per share is eligible to participate in the Option Exchange Program.

IF YOUR EMPLOYMENT WITH US IS TERMINATED PRIOR TO THE DATE WE GRANT THE NEW OPTIONS, BUT AFTER THE DATE THE ELIGIBLE OPTIONS YOU ELECTED TO EXCHANGE ARE ACCEPTED AND CANCELLED BY US, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED ELIGIBLE OPTIONS THAT WERE ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED ELIGIBLE OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

If you wish to participate in the Option Exchange Program, you may elect to exchange any of your Eligible Options. If you elect to exchange an Eligible Option, it must be tendered as to all shares that are outstanding under the Eligible Option. An option cannot be partially tendered under the Option Exchange Program.

The term “expiration date” means 5:00 p.m., Pacific Time, on April 23, 2012, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the expiration date.

2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.

We are implementing the Option Exchange Program to provide our Eligible Employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better retention and performance incentives for our Eligible Employees and will maximize the value of our common stock for our current stockholders.

We are also implementing the Option Exchange Program to reduce the number of outstanding options with little retentive value and to increase the number of shares available for future awards under the Plan (the Eligible Options cancelled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan.)

Finally, because of the large number of options currently outstanding, a grant of additional options (rather than offering an option exchange program) could potentially have a negative impact on our dilution and shares available for future grant under our equity incentive Plan.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

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Neither we, nor our Compensation Committee nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on March 26, 2012 and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.	PROCEDURES FOR PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

Proper Exchange of Options

If you choose to participate in the Option Exchange Program, you must properly complete and return to us your election on or before 5:00 p.m., Pacific Time, on March 26, 2012, unless we extend the offering period. You may return to us an election form for all of your Eligible Options by faxing your election form to (925) 886-8822; attention Global Shares or emailing your election form to lyris@globalshares.com. To obtain an election form, please contact Global Shares by email at lyris@globalshares.com. Your election must be received by us before 5:00 p.m., Pacific Time, on April 23, 2012 (or a later expiration date if we extend the Exchange Offer). Elections not received by us by 5:00 p.m., Pacific Time, on April 23, 2012, even if made or sent prior to the expiration date, will be disregarded. Accordingly, please allow time for delivery when sending us your election form(s). If we do not receive your election by the expiration date, you will be deemed to have rejected the Exchange Offer. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You have the right to withdraw any Eligible Options that you have elected to exchange at any time before 5:00 p.m., Pacific Time, on April 23, 2012. If we extend the time during which you may elect to participate in the Option Exchange Program (which we may or may not do), you have the right to withdraw these options at any time until the extended period expires. See Section 4 for a description of your withdrawal rights.

If you do not make an election by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program (described in Section 6 below) or any defect or irregularity in any election with respect to any particular Eligible Options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

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Our Acceptance Constitutes An Agreement

Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE ELIGIBLE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly tendered Eligible Options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

You may withdraw the Eligible Options you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the options you have elected to exchange at anytime before 5:00 p.m., Pacific Time, on April 23, 2012. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. Additionally, you may withdraw any Eligible Options you elected to exchange if after 40 business days after the commencement of the Offer we have not accepted for exchange all Eligible Options you elected to exchange. The date of the 40th business day is May 21, 2012.

To validly withdraw Eligible Options, except as provided below, you must before the expiration date and properly complete, sign and return to us a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw.

You may not rescind any withdrawal, and any Eligible Options that you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither Lyris nor any other person is obligated to give notice of any defects or irregularities in any paper election form used to withdraw your election to participate in the Option Exchange Program, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal submissions. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of the Option Exchange Program and promptly following the expiration date, we will accept for exchange and cancel Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. If your Eligible Options are properly elected for exchange and accepted for exchange by 5:00 p.m., Pacific Time, on April 23, 2012 and you are an Eligible Employee on the Replacement Grant Date, you will be granted on the first trading date after the date we cancel the Eligible Options accepted for exchange (i.e., the Replacement Grant Date) a New Option for each Eligible Option so accepted and canceled under the Option Exchange Program. If we extend the date by which we must accept and cancel Eligible Options properly elected for exchange, New Options will be granted on the first trading date after the date we cancel the Eligible Options accepted for exchange.

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6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after the commencement of the Option Exchange Program and prior to the expiration date any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred:

•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the Eligible Options elected for exchange pursuant to the Option Exchange Program, the issuance of New Options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Lyris or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of New Options for, some or all of the Eligible Options elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the Eligible Options elected for exchange;

•	materially impair the contemplated benefits of the Option Exchange Program to us; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Lyris or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

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•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of Lyris or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;

•	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Lyris or our subsidiaries that, in our reasonable judgment, is or may be material to Lyris or our subsidiaries.

The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at anytime to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction. If we become aware that a condition to the Option Exchange Program is triggered, we will promptly notify eligible employees whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer.

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7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock has been quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “LYRI.OB.” since December 3, 1999. The following table presents the high and low sales prices by the OTCBB:

	High	Low	High	Low
Year Ended June 30, 2010	(pre-split)		(post-split)
First Quarter	$0.39	$0.31	$5.85	$4.65
Second Quarter	0.35	0.23	5.25	3.45
Third Quarter	0.30	0.19	4.50	2.85
Fourth Quarter	0.30	0.22	4.50	3.30

Year Ended June 30, 2011
First Quarter	$0.50	$0.25	$7.50	$3.75
Second Quarter	0.45	0.26	6.75	3.90
Third Quarter	0.40	0.27	6.00	4.05
Fourth Quarter	0.44	0.32	6.60	4.80

Year Ended June 30, 2012
First Quarter	$0.28	$0.10	$4.20	$1.50
Second Quarter	0.20	0.09	3.00	1.35
Third Quarter (through March 23, 2012)	0.17	0.06	2.48	0.97

The last reported sale price of our common stock on March 23, 2012 was $2.20. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options for exchange. As of March 23, 2012, there were approximately 9,423,362 shares of our common stock outstanding and 466 stockholders of record of our common stock.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. We will grant the New Options stock under the Plan in exchange for outstanding Eligible Options properly tendered and accepted for exchange by us. The number of shares of common stock subject to New Options to be granted to each option holder will be based on the approved exchange ratio provided in the table below. The shares of common stock subject to Eligible Options cancelled pursuant to the Option Exchange Program will be retired and will be returned to the pool of shares available for grants of New Options under the Plan. We have decided not to grant new stock options and instead offer the Option Exchange Program because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future equity awards.

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Terms of New Options. The New Options will be granted under the Plan. Some key features of the New Options will include:

•	The New Options will cover an equal number of shares as the Eligible Option tendered for exchange

•	The exercise price of the New Options will equal $1.575, which exercise price was determined and approved by our Board of Directors;

•	The New Options will be nonqualified stock options;

•	The New Options will vest over four years, with 25% of the total number of shares subject to a New Option grant vesting November 18, 2012 and 6.25% of total number of shares subject to a New Option grant for each quarter thereafter;

•	Each New Option will have a ten-year term; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.

The terms and conditions of current options outstanding under the Plan are set forth in the Plan and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plan are summarized in the applicable prospectuses prepared by us and previously distributed to you.

Important Note: The statements in this Offer to Exchange concerning the Plan, the Eligible Options and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the form of stock option agreement under the Plan. Please contact Global Shares at by email at lyris@globalshares.com to receive a copy of the Plan or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9.	INFORMATION CONCERNING LYRIS.

Background

Lyris, Inc., formerly J.L. Halsey Corporation, is a leading online marketing technology company serving a wide range of customers from the Fortune 500 to the small and medium-sized business market. We offer the industry’s first on-demand, integrated marketing solution, Lyris HQ on a software-as-a-service, or SaaS, basis.

Our SaaS-based online marketing solutions and services provide customers with solutions for creating, delivering and managing online, permission-based direct marketing programs and other communications to customers who use online and mobile channels to communicate with their customers and members.

We offer Lyris HQ, an integrated on-demand marketing suite that consolidates our full suite of digital marketing technologies into a single sign-on dashboard interface, as our premier core product. We also offer the following separate individual online marketing solutions: Lyris ListManager, our licensed software product for email marketing; EmailLabs, our hosted email marketing software; and EmailAdvisor, our deliverability monitoring tool. We also offer a separate product ClickTracks, our Web analytics product.

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Financial Information

Our historical audited consolidated financial statements should be read in connection with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended June 30, 2011 and our Form 10-Q for the quarter ended December 31, 2011, which is incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

Book Value

We had book value per share of approximately $0.17 (pre-split), or approximately $2.55 (post-split), on December 31, 2011 (calculated using the book value as of December 31, 2011 divided by the number of shares of our common stock outstanding on that date).

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Lyris to be representative of the interest factor of rental payments under operating leases. Our ratio of earnings to fixed charges for the years ended June 30, 2010 and June 30, 2011, and the quarter ended December 31, 2011 were as follows:

	Year Ended June 30,		Six Months Ended December 31,
	2011	2010	2010
	(In thousands)
Earnings before income taxes and minority interest	$(7,136)	$(2,267)	$(10,215)
Fixed charges	1,170	1,100	800
Earnings	$(5,966)	$(1,166)	$(9,415)
Fixed charges	1,170	1,100	800
RATIO OF EARNINGS TO FIXED CHARGES	— (a)	— (a)	— (a)

(a) Earnings were inadequate to cover fixed charges by $7,136 for year ended June 30, 2011, $2,267 for year ended June 30, 2010 and $10,215 for the three months ended December 31, 2011.

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Additional Information about Lyris

For more information about us, please refer to our Annual Report on Form 10-K for the year ended June 30, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and December 31, 2011 and our other SEC filings. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Additional Considerations

In deciding whether to participate in the Option Exchange Program, you should know that we continually evaluate and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. From time to time, we also engage in discussions and negotiations with potential candidates for management or director positions with Lyris or with existing members of management for changes in positions, responsibilities or compensation. We grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we expect to consider such matters from time to time);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan); or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede a third-party from acquiring control of us.

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10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS OR ARRANGEMENTS CONCERNING ELIGIBLE OPTIONS; AGREEMENTS INVOLVING LYRIS’S SECURITIES.

Our Directors and Executive Officers

The directors and executive officers of Lyris, Inc. and their respective positions as of March 26, 2012 are set forth in the following table:

Wolfgang Maasberg	President, Chief Executive Officer and Director
Deborah Eudaley	Chief Financial Officer
Phil Sakakihara	Chief Technology Officer
Nello Franco	Senior Vice President of Customer Success
Andrew Richard Blair	Director
William T. Comfort, III	Director
Nicholas De Santis Cuadrea	Director
Roy Camblin	Director
Christopher Harrington	Director

The address of each director and executive officer is c/o 6401 Hollis Street, Suite 125, Emeryville, Caifornia 94608 and the telephone number is (800) 768-2929.

As of March 26, 2012, our executive officers and directors (9 persons) as a group held outstanding options to purchase a total of 658,178 shares of our common stock under our equity compensation plan, representing approximately 54.9% of the shares subject to all outstanding options under our equity compensation plan as of that date.

Other than the options to purchase shares of our common stock listed below, there were no stock and stock option transactions involving our executive officers and directors within the 60 days before the commencement of the Option Exchange Program.

NAME	GRANTDATE	Number of Shares Subject to Options	Exercise Price
Roy Camblin	2/2/2012	9,333	$1.950
Roy Camblin	2/2/2012	1,000	$1.950
Deborah Eudaley	1/27/2012	96,666	$1.575
Deborah Eudaley	1/27/2012	43,373	$1.575
Nello Franco	1/27/2012	44,511	$1.575
Chris Harrington	2/2/2012	9,333	$1.950
Chris Harrington	2/2/2012	1,000	$1.950
Wolfgang Maasberg	1/27/2012	126,258	$1.575
Wolfgang Maasberg	2/2/2012	46,666	$1.950
Phil Sakakihara	1/27/2012	56,706	$1.575

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None of our non-employee directors are eligible to participate in the Option Exchange Program, however, our executive officers are eligible to participate in the Option Exchange Program. The following table sets for the number of shares of common stock subject to Eligible Options held by our executive officers:

Name	Shares Subject to Eligible Options	Percentage of Shares Subject to All Eligible Options
Wolfgang Maasberg	100,000	26.2%
Philip Sakakihara	83,333	21.9%
Nello Franco	39,999	10.5%

Except for outstanding options to purchase shares of our Common Stock and other stock awards, such as restricted stock units, granted or to be granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plan and the purchase rights that are outstanding from time to time under the Plan, and except as set forth in this document, neither we nor any person controlling us nor any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

The shares of common stock subject to those options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for equity grants under the Plan.

We have adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update 718 Compensation—Stock Compensation (“ASU 718”) formally Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123R”), regarding accounting for share-based payments. (See Note 14 to the Audited Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2011 for more information.) Under ASU 718, the exchange of options in this Option Exchange Program will be treated as a modification of the existing stock options. Accordingly, in addition to expensing the remaining unamortized expense for the exchanged Eligible Options, we will recognize the incremental compensation expense of the stock options granted in the Option Exchange Program. The incremental compensation expense will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the Eligible Options and the incremental compensation expense for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options.

The amount of this expense will depend on a number of factors, including:

•	The exercise price per share of the New Options issued in the Exchange Offer;

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•	The level of participation by holders of Eligible Options in the Exchange Offer; and

•	The exercise price per share of Eligible Options canceled in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration date, we cannot predict the exact amount of the charge that will result from the Exchange Offer.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Option Exchange Program. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this document. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay our acceptance of the Eligible Options tendered by you to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Exchange Offer to accept Eligible Options tendered for exchange and to issue New Options is subject to satisfaction or waiver of the conditions described in Section 6.

13.	MATERIAL UNITED STATES TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.

If you exchange Eligible Options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

On the Replacement Grant Date of the New Options, you will not be required to recognize additional income for federal income tax purposes. The New Options will be nonqualified stock options.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Exchange Offer.

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U.S. Federal Income Tax Consequences of Nonqualified Stock Options.

Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonqualified stock option if the holder is employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

14.	EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any Eligible Options by giving written notice of such extension to the Eligible Employees.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the Eligible Options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.

Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Pacific Time on the business day following the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated in writing promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

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If we materially change the terms of the Exchange Offer or the information about the Exchange Offer, or if we waive a material condition of the Exchange Offer, we may extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Exchange Offer; or

•	extend or terminate the Exchange Offer.

If the Exchange Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten business days after the date the notice is published. A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the Option Exchange Program. You will be responsible for any expenses incurred by you in connection with your election to participate in the Option Exchange Program, including, any expenses associated with any tax, legal or other advisor consulted or retained by you.

16.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC on September 21, 2011, including all material incorporated by reference therein;

•	Our Definitive Proxy on Schedule 14A, filed with the SEC on April 25, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 9, 2011, including all material incorporated by reference therein;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, filed with the SEC on February 9, 2012, including all material incorporated by reference therein;

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•	Our Current Reports on Form 8-K filed with the SEC on August 19, 2011, September 2, 2011, September 6, 2011, September 21, 2011, November 4, 2011, November 22, 2011, December 1, 2011, January 17, 2012, February 7, 2012, and March 5, 2012; and

•	the description of our common stock included in our registration statement on Form S-4, which was filed with the SEC on February 4, 2002, including any amendments or reports we file for the purpose of updating that description.

Our SEC file number for all of these filings is 333-82154. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the SEC at 1-800-SEC-0330. These filings are also available to the public on the SEC’s web site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.lyris.com. Information contained on our website is not part of this Offer to Exchange.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Lyris Option Exchange Program

c/o Global Shares

555 Bryant St. #336

Palo Alto, CA 94301

Email: lyris@globalshares.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Lyris should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any such jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. The Option Exchange Program is not available in jurisdictions outside the United States.

We cannot guarantee that, following the expiration date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors Related to the Option Exchange Program,” and the risk factors contained in our Annual Report on Form 10-K for the year ended June 30, 2011 before you decide whether to participate in this Exchange Offer.

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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Lyris, Inc.

March 26, 2012

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